UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 8, 2005

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

1800 Green Hills Road Scotts Valley, CA	95066
(Address of principal executive offices)	(Zip Code)

(831) 430-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Item 2.01 – Completion of Acquisition or Disposition of Assets.

On February 8, 2005, Rainmaker Systems, Inc., a Delaware corporation (“Rainmaker”), and CW Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Rainmaker (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quarter End, Inc., a privately held Idaho corporation headquartered in Austin, Texas (“Quarter End”), the shareholders of Quarter End and Jeffrey T. McElroy as shareholder representative. There are no material relationships between Rainmaker or any of its affiliates and any of the parties to the Merger Agreement and related agreements, other than in respect of such agreements themselves.

Pursuant to the Merger Agreement, Rainmaker acquired all of the issued and outstanding voting securities of Quarter End by means of a merger of Quarter End and Merger Sub, with Quarter End continuing as the surviving corporation (the “Merger”). Quarter End conducted business under the name Sunset Direct and officially changed its name to Sunset Direct, Inc., in connection with the transaction. Under the terms of the Merger Agreement, Rainmaker paid approximately $3.5 million in cash, primarily to retire debt, and issued 3,320,400 shares of common stock in exchange for the outstanding capital stock of Quarter End. The closing of the Merger was simultaneous with execution of the Merger Agreement.

Rainmaker has agreed to file a registration statement with the Securities and Exchange Commission with respect to the shares that have been issued to Quarter End’s shareholders. After the registration statement becomes effective, approximately 330,378 of such shares will be available for public sale, with an additional 1,359,951 of such shares available for sale six months from closing, 399,986 of such shares available for sale nine months from closing and 399,985 of such shares available for sale twelve months from closing. Approximately 830,100 shares of common stock consideration have been placed in escrow and will not be released until twelve months after closing, subject to potential post-closing adjustments.

Item 1.01 – Entry into a Material Definitive Agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

Concurrently with the closing of the merger transaction discussed in Item 1.01 and 2.01 of this Form 8-K, Rainmaker entered into a Business Loan Agreement and Commercial Security Agreement with Bridge Bank, N.A., and obtained a $3,000,000 term loan (the “Term Loan”) thereunder that was fully utilized to retire Quarter End debt.

The Term Loan is to be repaid over 36 months and bears interest at a variable rate of prime plus 1.00% per annum, initially set at 6.25% per annum. The Term Loan is secured by substantially all of Rainmaker’s and Quarter End’s assets including intellectual property. Rainmaker must comply with certain financial covenants, including maintaining a minimum quick ratio and maintaining unrestricted cash of $3,000,000 with Bridge Bank.

The Term Loan contains customary covenants that will, subject to limited exceptions, limit Rainmaker’s ability to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company.

The Term Loan provides for customary events of default, including nonpayment, breach of covenants, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Term Loan.

Previously, on April 30, 2004, Rainmaker obtained a $3,000,000 secured revolving line of credit that includes a $1,000,000 letter of credit facility (the “Revolving Credit Facility”) from Bridge Bank. In connection with the execution of the Term Loan, the maximum amount available under the Revolving Credit Facility was decreased to $2,000,000. As of the date hereof, Rainmaker has incurred no indebtedness to Bridge Bank under the Revolving Credit Facility.

Item 3.02 – Unregistered Sales of Equity Securities

In connection with the merger transaction discussed in Item 1.01 and Item 2.01 of this Form 8-K, the shares of Rainmaker common stock issued to the shareholders of Quarter End were not registered under the Securities Act of

1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Item 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

Rainmaker has not included the consolidated financial statements of Quarter End as an attachment to this Form 8-K. Rainmaker will file such financial statements, by amendment, not later than 75 calendar days after February 8, 2005.

(b)	Pro Forma Information

Rainmaker has not included the pro forma financial information as an attachment to this Form 8-K. Rainmaker will file such information, by amendment, not later than 75 calendar days after February 8, 2005.

(c)	Exhibits

10.1	Agreement and Plan of Merger, dated as of February 8, 2005, by and among RAINMAKER SYSTEMS, INC., CW ACQUISITION, INC., QUARTER END, INC., the individuals listed on Exhibit A thereto and Jeffrey T. McElroy.

10.2	Business Loan Agreement and Commercial Security Agreement, entered into February 8, 2005 and dated as of February 2, 2005 between RAINMAKER SYSTEMS, INC. and BRIDGE BANK, N.A.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

February 11, 2005		/s/ STEVE VALENZUELA
Date		(Signature)

	By:	/s/ STEVE VALENZUELA
	Title:	Chief Financial Officer

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